Exhibit 10.8

Maxygen, Inc.

Summary of Non-Employee Director Compensation

(effective September 22, 2009)

Annual Retainer & Meeting Fees

Each non-employee member of the Board of Directors (“Board”) of Maxygen, Inc. (the “Company”) will receive (i) an annual retainer fee of $40,000; (ii) an annual retainer fee of $20,000 for service as chairperson of the Audit Committee of the Board, if applicable; (iii) an annual retainer fee of $15,000 for service as chairperson of any committee of the Board other than the Audit Committee, if applicable; (iv) an annual retainer fee of $5,000 for service as a member (but not the chairperson) of any committee of the Board, if and as applicable; (v) a meeting fee of $5,000 per regularly scheduled meeting of the Board; and (vi) a meeting fee of $1,000 per meeting of a committee of the Board, if and as applicable. No additional amounts are currently payable for special assignments.

Equity Compensation

Non-employee members of the Board will also receive nondiscretionary, automatic grants of 15,000 restricted shares of common stock of the Company on the date that the Board member first is appointed or elected to the Board. In addition, non-employee members of the Board will receive nondiscretionary, automatic grants of 10,000 restricted shares of common stock of the Company each year on the date of the first meeting of the Board immediately following each annual meeting of stockholders of the Company (even if held on the same day as any such annual meeting of stockholders of the Company); provided, however, that the Board member is not an employee of the Company as of any such date.

Both the initial and annual awards of restricted shares of common stock of the Company to non-employee members of the Board will be made under the 2006 Plan, and will vest in accordance with the following schedule: generally subject to the non-employee Board member’s continuous service to the Company, 25% of the shares subject to the award will vest each year on the first four anniversaries of the grant date; provided, however, that all shares subject to an award will immediately vest upon occurrence of a change in control or dissolution of the Company.